UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 and l5(d) of the

Securities Exchange Act of l934

October 4, 2005

Date of report (date of earliest event reported)

STANDARD PARKING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600, Chicago, Illinois  60611

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 4, 2005, Standard & Poor’s Rating Services (S&P) revised its outlook on Standard Parking Corporation to positive from stable.  At the same time, S&P affirmed its ratings on the Company, including its ‘B’ corporate credit rating.  The senior secured credit facility is rated the same as the corporate credit rating.  The recovery rating has been raised to ‘2’ from ‘3’.  The following is S&P’s related press release.

Research:

Research Update: Standard Parking Corp. Outlook Revised To Positive From Stable, Recovery Rating Raised

Publication date:   04-Oct-2005

Primary Credit Analyst:	Mark Salierno, New York (1) 212-438-1121;
mark_salierno@standardandpoors.com

Credit
Rating:	B/Positive/—

Rationale

On Oct. 4, 2005, Standard & Poor’s Ratings Services revised its outlook on Chicago, Ill.-based Standard Parking Corporation to positive from stable. At the same time, Standard & Poor’s affirmed its ratings on the company, including its ‘B’ corporate credit rating.  The senior secured credit facility is rated the same as the corporate credit rating. The recovery rating has been raised to ‘2’ from ‘3’, indicating that investors could expect substantial recovery of principal (80% to 100%) in the event of default.

The revised outlook reflects Standard & Poor’s expectation that the company’s improvement in operating performance and enhanced credit measures will be sustainable.

The ratings on Standard Parking reflect its highly leveraged financial profile, narrow business focus, and exposure to the challenging air travel industry. Only partially offsetting these risks are the company’s number-two market position within the highly fragmented and competitive parking industry, as well as its geographic diversity in North America and fairly predictable cash flow generating ability.

Standard Parking, with revenue of about $240 million for the 12 months ended June 30, 2005, provides on-site management services at surface and multilevel parking facilities for two major markets: urban parking and airport parking. Despite its somewhat narrow business focus, it is the second-largest provider of parking services, with 1,904 parking facilities that contain more than 1 million parking spaces as of June 30, 2005.

Standard Parking operates in 298 cities in the U.S. and Canada and maintains a strong presence in major markets across the U.S., providing some geographic diversity to its operations. The company operates about 85% of its facilities under management contracts, and the remaining portion under lease agreements.  The company does not own any parking facilities, which limits some of the risks associated with real estate ownership and development. Though facilities operated under management contracts tend to generate lower margins than owned or leased facilities, they yield higher returns on capital because minimal capital expenditures are required. Furthermore, the average renewal rate for the company’s management contracts was high at about 90% during the past three years (88% for the 12 months ended June 30, 2005), offering some cash flow stability.

Although client/property concentration is low (no single client represented more than 3.3% of gross profit), there is some industry concentration risk, as the company’s airport parking facilities contributed close to 20% of its gross profit through June 30, 2005. The potential for greater government regulation of airports and decreased air travel resulting from possible terrorist activities are still rating concerns.

In June 2004, the company completed an IPO of common stock. Proceeds of the IPO were used in part to reduce Standard Parking’s debt balance by about $39 million and lowered its annual debt service cost by about $7.2 million. In connection with its IPO, the company’s parent company (AP Holdings, unrated) recapitalized its ownership structure and retired almost all of Standard Parking’s outstanding preferred stock.  Although debt has been reduced, the company continues to be highly leveraged.  Lease-adjusted total debt to EBITDA is about 4.7x and lease-adjusted EBITDA coverage of interest expense for the 12 months ended June 30, 2005, is about 2.3x, as compared to 5.2x and 1.5x, respectively, for the same period one year earlier. Standard & Poor’s expects credit measures to continue improving through earnings growth and debt reduction. There is some flexibility within the ratings to make small, tuck-in acquisitions, in addition to the planned repurchase of up to $6 million in common stock.

Liquidity

Liquidity is adequate for the current ratings. As of June 30, 2005, the company had about $8.7 million in cash and $16.3 million of availability under its $90 million revolving credit facility due 2007.  In the intermediate term, Standard & Poor’s expects Standard Parking to generate free cash flow in the $15 - $20 million range per year. In addition, capital expenditures (approaching $5 million in fiscal 2005) and near-term debt amortization requirements are modest.

Recovery analysis

The senior secured bank loan is rated the same as the corporate credit rating. This and the ‘2’ recovery rating indicate that lenders can expect substantial (80%-100%) recovery of principal in the event of a default or bankruptcy. The senior secured credit facility comprises a $90 million revolving credit facility due 2007. Obligations under the facility will be guaranteed by all present and future domestic subsidiaries and joint ventures of the company. The collateral package includes a first-lien interest on all stock and assets of the company and its existing and future direct and indirect subsidiaries.

In evaluating the recovery prospects associated with the underlying collateral, Standard & Poor’s has used an enterprise value methodology, given the likelihood that lenders would look to reorganize the company rather than liquidate it in the event of a default or bankruptcy. Standard & Poor’s believes that lenders would recover the greatest value by seeking to reorganize the remaining business.

Standard & Poor’s simulated payment default scenario contemplates heightened competitive pressures and a prolonged weak economy that severely curtails parking revenues. In addition, Standard & Poor’s assumes a fully drawn revolving credit facility, a 300 basis point rise in interest rates, and a 300 basis point increase in cost of capital due to credit deterioration, and severely distressed cash flows that would erode the company’s EBITDAR (EBITDA plus rental expense). Even under these conditions, EBITDAR levels would have to erode considerably to a point where the borrower would not be able to cover interest and rental expenses.  Standard & Poor’s used a conservative EBITDA multiple of 5x. Based on this analysis, Standard & Poor’s believes that the distressed enterprise value of the company would not be sufficient to fully cover the bank debt; however, substantial (80%-100%) recovery of principal is likely.

Outlook

The outlook is positive. In the event that the company can maintain its improved credit measures and financial performance for the remainder of fiscal 2005, the ratings could be raised. However, if industry conditions weaken and adversely effect financial performance, the outlook could be revised to stable.

Ratings List

Outlook Revised, Ratings Affirmed

Standard Parking Corp.	To	From
Corporate credit rating	B/Positive/—	B/Stable/—
Senior secured debt	B
Senior subordinated debt	CCC+

Rating Raised
Recovery rating	2	3

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor’s Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.

#   #   #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: October 19, 2005	By:	/s/ G. MARC BAUMANN
G. Marc Baumann,
Chief Financial Officer